As filed with the Securities and Exchange Commission on August 23, 2002.

                    Investment Company Act File No. 811-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A


                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        CITIGROUP ALTERNATIVE INVESTMENTS
                     MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC
                                     (Name)


                        388 Greenwich Street, 16th Floor
                               New York, NY 10013
  (Address of Principal Business Office (No. & Street, City, State, Zip Code))


                                 (212) 816-4999
                     (Telephone Number, including Area Code)


                                Millie Kim, Esq.
                      Citigroup Alternative Investments LLC
                           399 Park Avenue, 7th Floor
                               New York, NY 10043
               (Name and Address of Agent for Service of Process)

                                    COPY TO:

                             Paul S. Schreiber, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                               New York, NY 10022

Check Appropriate Box:


     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf by the undersigned, thereto duly authorized, in New York, New York on the 23rd day of August, 2002.


                                  CITIGROUP ALTERNATIVE INVESTMENTS
                                  MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC

                                  By:
                                       --------------------------------------
                                      Name:  Millie Kim
                                      Title: Authorized Person